EXHIBIT 11.1


                COMPUTATION OF BASIC AND DILUTED INCOME PER SHARE
               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

          The following calculation is submitted in accordance with requirements of the Securities Exchange Act of 1934:

                                                             For the three months ended March 31,
                                                     --------------------------------------------------
                                                               2000                     1999
                                                     ---------------------    -------------------------
                                                                  (amounts in thousands)

Net income available for common shareholders                          $516                         $959
                                                     =====================    =========================

Weighted average common shares
     outstanding used in calculating basic
     and diluted net income per common
     share                                                           7,119                        7,215
                                                     =====================    =========================

Basic and diluted net income per common share                        $0.07                        $0.13
                                                     =====================    =========================






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